EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE                        CONTACT:

Titanium Metals Corporation                  J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300                    Vice President-Finance & Treasurer
Denver, CO  80202                            303-296-5600

                         TIMET SUSPENDS COMMON DIVIDEND:

                          CONTINUES PREFERRED PAYMENTS

DENVER, COLORADO . . . November 2, 1999 . . . Titanium Metals Corporation (NYSE:TIE) announced today that its board of directors has voted to suspend the regular quarterly dividend on its common stock in view of, among other things, the continuing weakness in overall market demand for titanium metal products.

         The board of directors also decided to continue payment of quarterly interest on the Company's 6 5/8% Convertible Junior Subordinated Debentures for the fourth quarter 1999, which will result in the continued payment of the quarterly distribution on the Preferred Securities, Beneficial Unsecured Convertible Securities (BUCS)SM of TIMET Capital Trust I as regularly scheduled, with a payment date of December 1, 1999, to holders of record as of November 15, 1999. The board will re-evaluate the continuation of interest payments on the debentures on a quarter-by-quarter basis.

         J. Landis Martin, Chairman & Chief Executive Officer, stated, "We remain optimistic about the long term future of the titanium metals business, but felt it was not prudent to continue paying dividends on our common stock under the current business circumstances. We will continue to evaluate future payments on our preferred securities as business conditions develop through 2000." Martin continued, "Unfortunately, the demand for titanium products remains at a depressed level, with a number of the Company's major customers canceling and pushing out previously scheduled orders. We are continuing our efforts to return to profitability by focusing improving our manufacturing processes and reducing our overall costs, as well as continuing our efforts to work closely with the Company's major customers to solidify our volume position for 2000."

         Titanium Metals Corporation, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products. Information on TIMET is available on the World Wide Web at http://www.timet.com/.

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Beneficial  Unsecured  Convertible  Securities  (BUCS)  and BUCS are  registered service marks of Salomon Smith Barney Inc